EXHIBIT E
OMEGA COMMERCIAL FINANCE CORP
OPTION TO PURCHASE SHARES

VOID AFTER 1 February 2018

Issuance Date: FEBRUARY 1, Number: ____________

1. Option to Purchase Shares.

1.1 Option to Purchase Shares. This option to purchase shares (this "Option") certifies that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, **Lambert Private Equity LLC** (the "Option Holder") is entitled, effective as of February 1, 2013, subject to the terms and conditions of this Option to purchase from **OMEGA COMMERCIAL FINANCE CORP**, a corporation formed under the laws of the United States of America (the "Company") up to a total of 25,641,000 shares of the Company (the "Shares") at the price of to the lesser of (a) $ .40 or (b) 110% of the lowest daily VWAP for the Common Stock as reported by Bloomberg during the thirty (30) trading days prior to the date the Investor exercises the Warrant per share (the "Exercise Price") prior to 5:00 p.m. New York Time on 1 February 2018 (the "Expiration Date"). The Option must be exercised, in whole or in part, any time on or before the Expiration Date. Unless the context otherwise requires, the term "Shares" shall mean and include the [ordinary][common] shares of the Company and other securities, property or instruments at any time receivable or issuable upon exercise of this Option. The term "Option" as used herein, shall include this Option and any other securities, property or instruments delivered in substitution or exchange therefor as provided herein.

1.2 Adjustment of Exercise Price and Number of Shares. The number and character of Shares issuable upon exercise of this Option (or any other securities, property or instruments at the time receivable or issuable upon exercise of this Option) and the Exercise Price therefor, are subject to adjustment upon occurrence of the following events:

(a) Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Exercise Price of this Option and the number of Shares issuable upon exercise of this Option shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event altering the number of issued and outstanding ordinary shares of the Company.

(b) Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Shares payable in securities of the Company then, and in each such case, the Option Holder, on exercise of this Option at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Shares (or such other stock or securities) issuable on such exercise prior to such date, the securities of the Company to which such Option Holder would have been

entitled upon such date if such Option Holder had exercised this Option immediately prior thereto (all subject to further adjustment as provided in this Option).

(c) Adjustment for Capital Reorganization, Consolidation, Merger. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets to another corporation shall be effected in such a way that holders of the Company's ordinary shares will be entitled to receive stock, securities or assets with respect to or in exchange for the Company's ordinary shares, and in each such case the Option Holder, upon the exercise of this Option, at any time after the consummation of such capital reorganization, consolidation, merger, or sale, shall be entitled to receive, in lieu of the ordinary shares or other securities, property or instruments receivable upon the exercise of this Option prior to such consummation, the ordinary shares or other securities, property or instruments to which such Option Holder would have been entitled upon such consummation if such Option Holder had exercised this Option immediately prior to the consummation of such capital reorganization, consolidation, merger, or sale, all subject to further adjustment as provided in this Section 1.2; and in each such case, the terms of this Option shall be applicable to the ordinary shares or other securities, property or instruments receivable upon the exercise of this Option after such consummation.

(d) Issuance's Below Exercise Price. If the Company, at any time prior to the Expiration Date, other than an issuance of ordinary shares or other securities to the Option Holder,

(i) issues or sells any ordinary shares for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale;

(ii) in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase ordinary shares (other than Excluded Securities (as defined below)) (such rights, options or warrants being herein called "Options") with an exercise price per share underlying such Options that is less than the Exercise Price in effect immediately prior to the grant, issuance or sale of such Options;

(iii) the exercise price per share underlying any Options is reduced to an amount that is less than the Exercise Price in effect immediately prior to the reduction of the exercise price with respect to such Options;

(iv) in any manner issues or sells any stock or other securities convertible into or exchangeable for ordinary shares (such convertible or exchangeable stock or securities being herein called "Convertible Securities") with a per share conversion rate or exchange rate for such Convertible Securities that is less than the Exercise Price in effect immediately prior to the grant, issuance or sale of such Convertible Securities; or

(v) the per share conversion or exchange rate for any Convertible Securities is reduced to an amount that is less than the Exercise Price in effect immediately prior to the reduction in the per share conversion or exchange rate with respect to such Convertible

Securities then, the Exercise Price then in effect shall be reduced to an amount equal to the consideration per share of the ordinary shares in such issuance or sale, or shall be reduced to the exercise price of such Options, or the per share conversion or exchange rate of such Convertible Securities, as the case may be; provided, that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(e) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 1.2 (d), the following shall be applicable. If any ordinary shares, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be deemed to be the gross proceeds received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issuance or sale. If any ordinary shares, Options, or Convertible Securities that are issued or sold for a consideration other than cash, the amount of the consideration received by the Company will be fair value of such consideration. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Options then outstanding. If such parties are unable to reach an agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days of the tenth (10th) day following the Valuation Event by an internationally recognized or major regional investment banking firm or firm of independent registered public accountants (an "Appraiser") selected in good faith by the Company and agreed upon in good faith by the holders of a majority of the Options then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

(f) Certain Events. If any event that would adversely affect the rights of any holder of the Options occurs but is not expressly provided for by Section 1.2 hereof (including, with limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors of the Company will make an appropriate adjustment in the Exercise Price so as to protect the rights of the holders of the Options; provided, that no such adjustment will increase the Exercise Price.

(g) Elective Decreases in Exercise Price. The Company from time to time by action of its Board of Directors may decrease the Exercise Price by any amount for any period of time if the period is at least one hundred eighty (180) calendar days, the decrease is irrevocable during the period and the Board of Directors of the Company in its sole discretion shall have made a determination that such decrease would be in the best interest of the Company, which determination shall be conclusive. The decrease may be for all the Shares represented by this Option or such lesser amount as determined by the Company's Board of Directors in its sole discretion. Whenever the Exercise Price is decreased pursuant to the preceding sentence, the Company shall send written notice to the holders of record of the Options of the decrease at least 5 days prior to the date the decreased Exercise Price takes effect, and such notice shall state the number of Shares affected, the decreased Exercise Price and the period of time it will be in effect.

(h) Definitions: The following terms shall have the meanings ascribed below for the purposes of this Section 1.2:

"Excluded Securities" means (i) the ordinary shares issued or issuable pursuant to the terms of this Option or (ii) the shares issuable upon exercise of any option, warrant or convertible security outstanding as of the Issuance Date.

2. Manner of Exercise.

2.1 Notice of Exercise; Net Share Settlement. This Option may be exercised, in whole or in part, on any business day on or prior to the Expiration Date. To exercise this Option, the Option Holder must surrender to the Company this Option and deliver to the Company: (a) a duly executed Notice of Exercise of Option in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the "Notice of Exercise"); and (b) payment in full of the Exercise Price for the number of Shares to be purchased upon exercise hereof. Notwithstanding clause (b) of the preceding sentence, if specified in the Notice of Exercise, the Option Holder can elect to forfeit such number of Shares equal in value to the Exercise Price that would otherwise be payable to the Company in lieu of making such payment in cash. If someone other than the Option Holder exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option. Upon a partial exercise, this Option shall be surrendered, and a new Option of the same tenor for purchase of the number of remaining Shares not previously purchased shall be issued by the Company to the Option Holder. This Option shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date.

2.2 Limitations on Exercise. This Option may not be exercised as to fewer than 1,000 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

2.3 Payment. The Notice of Exercise shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by certified or cashier's check or wire transfer or other immediately available funds), unless the Option Holder elects to settle such transaction on a net share basis as described in Section 2.1.

2.4 Issuance of Shares. Provided that the Notice of Exercise and payment (if applicable) have been received by the Company as provided above, the Company shall issue the Shares (adjusted as provided herein) in the name of the Option Holder, the Option Holder's authorized assignee, or the Option Holder's legal representative, and shall promptly deliver the shares.

3. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and the Option Holder with all applicable requirements of securities laws, rules and regulations and with all

applicable requirements of any stock exchange and/or over-the-counter market on which the Company's shares may be listed at the time of such issuance or transfer.

4. Transfer and Exchange. This Option and the rights hereunder may be transferred in whole or in part without the Company's prior consent. Upon such transfer the Company shall issue to such transferee a new Option in the name of the transferee exercisable for the number of Shares being transferred. Upon any permitted partial transfer, the Company will issue and deliver to the Option Holder a new Option or Options with respect to the Options not so transferred.

5. Privileges of Stock Ownership. The Option Holder shall not have any of the rights of a shareholder with respect to any Shares until the Option Holder exercises this Option and pays the Exercise Price or elects to settle such transaction on a net share basis as described in Section 2.1.

6. Ownership Limitation. The Option Holder is limited in the amount of this Option it may exercise. In no event shall the Option Holder be entitled to exercise any amount of this Option in excess of that amount upon exercise of which the sum of (1) the number of Shares beneficially owned by the Option Holder and or its affiliates, and (2) the number of Shares issuable upon the exercise of this Option then owned by the Option Holder, would result in beneficial ownership by the Holder of more than 2.99% of the number of Shares in issue on the Exercise Date, or such larger percentage of Shares if such larger percentage would not require the Holder to make a notice filing or a rights offering with the appropriate exchange or regulatory agency.

7. Entire Agreement. The Notice of Exercise is incorporated herein by reference. This Option and the Notice of Exercise constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

8. Notices. Any notice required to be given or delivered to the Company under the terms of this Option shall be in writing and addressed to the [Chief Executive Officer or President] of the Company at its principal corporate offices. Any notice required to be given or delivered to the Option Holder shall be in writing and addressed to the Option Holder at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit for next business day delivery with any return receipt express courier (prepaid); or one (1) business day after transmission by fax or telecopier.

9. Successors and Assigns. The Option Holder may assign this Option in whole or in part at any time by giving written notice to the Company. This Option shall be binding upon and inure to the benefit of the successors and assigns of the Company.

10. Acceptance. The Option Holder has read and understands the terms and provisions of this Option, and accepts this Option subject to all the terms and conditions hereof. The Option

Holder acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Option Holder should consult a tax adviser prior to such exercise or disposition.

11. Governing Law. This Option shall be governed by and interpreted in accordance with the laws and regulations of the county of Santa Barbara California. The parties hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out or in connection with this Option. The parties agree that in the event of any action, litigation or proceeding between the parties arising out of or in relation to this Option, the prevailing party in a final judgment after the appeal period has passed shall be awarded, in addition to any damages, injunctions or other relief, such party's costs and expenses, including but not limited to all related costs and reasonable attorneys', accountants' and experts' fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

IN WITNESS WHEREOF, the Company has caused this Option to be executed by its duly authorized representative as of _________ , 2013.

By: ______________________________

Name: Jon S. Cummings IV
Title: President/Chairman

OMEGA COMMERCIAL FINANCE CORP

Address: 1000 5th Street Suite 200 Miami, Beach FL 33139

Attention: Jon S Cummings IV
Telephone: 305-704-3294
Facsimile: 305-537-5345
Email: jcummings@omegapublic.com

EXHIBIT A TO OPTION

NOTICE OF EXERCISE OF OPTION

OMEGA COMMERCIAL FINANCE CORP

Address: 1000 5th Street Suite 200 Miami, Beach FL 33139

Attention: Jon S Cummings IV
Telephone: 305-704-3294
Facsimile: 305-537-5345
Email: jcummings@omegapublic.com

Attn:

The Option Holder hereby elects to purchase the number of shares (the "Shares") of ______________ (the "Company") as set forth below, pursuant to that certain Option dated as of the date set forth below (the "Option"), the terms and conditions of which are hereby incorporated by reference (please print):

Option Holder: ______________________________

Address for Delivery of Shares: ______________________________

____

Option Date and Number: ______________________________

Date of Exercise______________________________

Exercise Price per Share: ______________________________

Number of Shares Purchased: ______________________________

Total Exercise Price: ______________________________

Exact Name of Title to Shares: ______________________________

____

(check one)

☐ The Option Holder hereby delivers to the Company the Total Exercise Price as follows: in cash in the amount of __________, receipt of which is acknowledged by the Company.

☐ The Option Holder hereby elects to forfeit _________ Shares, in lieu of delivering the Total Exercise Price in cash, receipt of which is acknowledged by the Company.

[Option Holder]

By: ________________________________

Name:

Title: